Exhibit 10.1
AMENDMENT NO. 4
TO THE
MEDICIS 2006 INCENTIVE AWARD PLAN
               This Amendment No. 4 (“Amendment”) to the Medicis 2006 Incentive Award Plan, as amended (the “Plan”), is adopted by Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), as of March 26, 2009.
RECITALS
               A. The Stock Option and Compensation Committee (the “Committee”) of the Board of Directors of the Company deems it advisable and in the best interest of the Company and its stockholders to amend the Plan, as provided below.
               B. Pursuant to Section 11.2 of the Plan, the Committee has the authority to amend the Plan.
AMENDMENT
1.	Section 2.1 of the Plan is hereby amended and restated in its entirety to read as follows:
          “2.1. Shares Subject to Plan.
     (a) Subject to Section 11.3 and Section 2.1(b), the aggregate number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan shall not exceed 3,416,511 shares (the “Authorized Shares”). In addition, in the event of any cancellation, termination, expiration or forfeiture of any Prior Award during the term of the Plan (including any shares of Common Stock that are forfeited by the holder or repurchased by the Company pursuant to the terms of the applicable award agreement at a price not greater than the original purchase price paid by the holder), the number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan shall automatically be increased by one share for each share subject to such Prior Award that is so cancelled, terminated, expired, forfeited or repurchased (collectively, the “Cancelled Prior Award Shares”). The aggregate number of shares of Common Stock available for issuance under the Plan pursuant to this Section 2.1 shall be reduced by one share for each share of Common Stock delivered in settlement of any Full Value Award. In no event, however, shall the aggregate number of Authorized Shares and Cancelled Prior Award Shares made available for issuance under the Plan exceed 7,500,000.
     (b) To the extent that an Award terminates, expires, lapses or is forfeited for any reason, any shares of Common Stock then subject to such Award shall again be available for the grant of an Award pursuant to the Plan; provided, however, that the number of shares that shall again be available for the grant of an Award pursuant to the Plan shall be increased by one share for each share of Common Stock subject to a Full Value Award at the time such Full Value Award terminates, expires, lapses or is forfeited for any reason. To the extent permitted by applicable law or any exchange rule, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Common Stock available for grant pursuant to this Plan. If any shares of Restricted Stock are surrendered by the Holder or repurchased by the Company pursuant to Section 7.4 or 7.5 hereof, such shares may again be granted or awarded hereunder, subject to the limitations of Section 2.1(a). To the extent exercised, the full number of shares subject to an Option or Stock Appreciation Right shall be counted for purposes of calculating the aggregate number of shares of Common Stock available for issuance under the Plan as set forth in Section 2.1(a) and for purposes of calculating the share limitation set forth in Section 2.3, regardless of the actual number of shares issued or transferred upon any net exercise of an Option (in which Common Stock is withheld to satisfy the exercise price or taxes) or upon exercise of any Stock Appreciation Right for Common Stock or cash. The payment of Dividend Equivalents in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 2.1(b), no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.”
2.	Section 6.4 of the Plan is hereby amended and restated in its entirety to read as follows:
     “6.4. Rights as Stockholders. Holders shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option (including, without limitation, the right to receive dividends in respect of such shares) unless and until certificates representing such shares have been issued by the Company to such Holders.”
3.	Section 8.3 of the Plan is hereby amended and restated in its entirety to read as follows:
     “8.3. Dividend Equivalents. Any Employee, Non-Employee Director or Consultant selected by the Administrator may be granted Dividend Equivalents based on the dividends declared on Common Stock, to be credited as of dividend payment dates, during the period between the date a Deferred Stock, Performance Award or Restricted Stock Unit award is granted and the date such Deferred Stock, Performance Award or Restricted Stock Unit award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.”

4.	Section 9.1 of the Plan is hereby amended and restated in its entirety to read as follows:
     “9.1. Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Employee, Non-Employee Director or Consultant selected by the Administrator; provided, however, that in no event shall the term of any Stock Appreciation Right granted under the Plan exceed ten (10) years from the date such Stock Appreciation Right is granted. A Stock Appreciation Right may be granted: (a) in connection and simultaneously with the grant of an Option, or (b) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement. Holders of Stock Appreciation Rights shall not be entitled to receive dividends in respect of any shares deliverable upon the exercise of any Stock Appreciation Right unless and until certificates representing such shares have been issued by the Company to such Holders.”
     5. Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan. Except as otherwise expressly set forth in this Amendment, the Plan shall remain in full force and effect in accordance with its terms.
     6. This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws relating to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.
* * * * *
               I hereby certify that this Amendment No. 4 was adopted by the Stock Option and Compensation Committee of the Board of Directors on March 26, 2009.
               Executed this 26th day of March, 2009.

MEDICIS PHARMACEUTICAL CORPORATION
/s/ Richard D. Peterson
Richard D. Peterson
Executive Vice President, Chief Financial Officer & Treasurer

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